Exhibit 5.1
April 7, 2008
Furmanite Corporation
2435 North Central Expressway
Suite 700
Richardson, Texas 75080
     Re:     Furmanite Corporation, a Delaware corporation (the “Company”)
Ladies and Gentlemen:
     We have acted as counsel for the Company in connection with the Company’s registration under the Securities Act of 1933 (the “Act”) of an aggregate of 405,000 shares (the “Shares”) of the Company’s common stock, without par value, under the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2008. The Registration Statement registers for offer and sale from time to time the Shares that have been authorized to be issued by the Company upon the exercise of options granted pursuant to the following agreements (collectively, the “Agreements”):
•	Stock option award agreement dated October 6, 2005 between the Company and Joseph E. Milliron

•	Stock option award agreement dated October 6, 2005 between the Company and Michael L. Rose

•	Stock option award agreement dated April 3, 2006 between the Company and Jay Goodyear

•	Stock option award agreement dated April 3, 2006 between the Company and Matthew Sisson

•	Stock option award agreement dated August 23, 2007 between the Company and Glenn W. Campbell
     In reaching the opinion set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of
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Furmanite Corporation
April 7, 2008

     Delaware, (iii) the Amended and Restated Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Compensation Committee of the Board of Directors of the Company with respect to the granting of stock options issued pursuant to the Agreements and (v) the Agreements.
     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity and (vii) the full consideration for each Share, as set forth in the Agreements, will be paid to the Company.
     Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company upon the exercise of options pursuant to the terms of the Agreements, have been or will be legally issued, fully paid and non-assessable.
     This opinion is limited in all respects to the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.
     This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.